Exhibit 99.1

FOR INQUIRIES, CONTACT:

Tim Gagnon, Director of Investor Relations

Email: tim.gagnon@chrobinson.com

Adrienne Brausen, Investor Relations Associate

Email: Adrienne.brausen@chrobinson.com

ReBecca Koenig Roloff to leave C.H. Robinson Board of Directors

Roloff leaves to focus on new role as the President of St. Catherine University

EDEN PRAIRIE, MINNESOTA, June 10, 2016 – C.H. Robinson (Nasdaq: CHRW) today announced that ReBecca Koenig Roloff will be leaving its Board of Directors, in light of her new role as President of St. Catherine University.

“We thank Becky for her contributions to C.H. Robinson since 2004,” said John Wiehoff, Chairman and Chief Executive Officer. “She has served our shareholders well, and we are grateful for her contributions to C.H. Robinson’s success. We wish her all the best as she begins an exciting new chapter in her career.”

“I am extremely proud of what C.H. Robinson has accomplished over the last 12 years,” said Roloff. “With the start of my new role at St. Kate’s, now is the right time to transition off of the board. I’m confident that C.H. Robinson is well positioned to enjoy continued success in the years ahead.”

Roloff, 62, has been a director of the company since 2004. She served as the President and Chief Executive Officer of the Minneapolis YWCA since August 2005 before being named President of St. Catherine University, on May 4, 2016. Prior to her role at the YWCA, she held several executive and management positions at American Express Financial Advisors and The Pillsbury Company.

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Founded in 1905, C.H. Robinson is a global provider of multimodal logistics services, fresh produce sourcing, and information services to approximately 110,000 customers through a network of more than 280 offices and over 13,000 employees around the world. The company works with over 68,000 transportation providers worldwide. C.H. Robinson is a Fortune 500 company with annual revenues of $13.5 billion in 2015. For more information about C.H. Robinson, visit http://www.chrobinson.com.